Exhibit (a)(1)(iii)

Supplement No. 1 to the Offer to Purchase

up to 2.5% of the Issued and Outstanding Common Shares of Beneficial Interest

of

BlackRock Multi-Sector Opportunities Trust II

at

Net Asset Value Per Share

by

BlackRock Multi-Sector Opportunities Trust II

in Exchange For Cash

THE OFFER TO PURCHASE WILL EXPIRE AT 4:00 P.M., EASTERN TIME,

ON AUGUST 25, 2021, UNLESS THE OFFER IS EXTENDED.

To the Common Shareholders of BlackRock Multi-Sector Opportunities Trust II:

This Supplement No. 1 (this “Supplement”) hereby supplements and amends the information previously provided in the Offer to Purchase, dated July 9, 2021 (the “Original Offer to Purchase” and, together with this Supplement, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”), and the related Tender Request Form of BlackRock Multi-Sector Opportunities Trust II (the “Trust”). This Supplement should be read in conjunction with the Original Offer to Purchase. To the extent there are any conflicts between the information in this Supplement and the information in the Original Offer to Purchase, the information in this Supplement hereby replaces and supersedes such information. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Offer to Purchase.

The Trust has determined to extend the Expiration Date of the Offer from 4:00 p.m., Eastern Time, on August 10, 2021, to 4:00 p.m., Eastern Time, on August 25, 2021, unless further extended by the Trust. Therefore, all references in the Original Offer to Purchase and the related Tender Request Form to an Expiration Date of 4:00 p.m., Eastern Time, on August 10, 2021, are hereby amended to reference an Expiration Date of 4:00 p.m., Eastern Time, on August 25, 2021.

As a result of the extension of the Expiration Date, the Pricing Date for the Offer will be the close of ordinary trading on the New York Stock Exchange on August 25, 2021, unless the Offer is further extended. In addition, as a result of the extension of the Expiration Date, shareholders that tender Shares pursuant to the Offer will not be entitled to receive any Trust dividend or distribution with a record date on or after August 27, 2021.

Except for the foregoing amendments, all other terms of the Offer, as described in the Original Offer to Purchase and related Tender Request Form, remain the same. Shareholders who have previously tendered (and not withdrawn) their Shares are not required to take any further action as a result of this extension of the Expiration Date. If you are not interested in selling your Shares at this time, no action is necessary.

Neither the Trust nor its Board of Trustees nor BlackRock Advisors, LLC (the “Investment Advisor”) makes any recommendation to any shareholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Trust, its Board of Trustees or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein or in the Original Offer to Purchase. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Trust, its Board of Trustees or the Investment Advisor. Shareholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Supplement is accurate or complete. Any representation to the contrary is a crime.

If you have any questions, please refer to the Original Offer to Purchase and related Tender Request Form or contact your financial adviser, broker/dealer or other financial intermediary which holds your shares. If your account is held directly at BlackRock, you may contact the Trust at 1-800-882-0052, Option 4.

Sincerely,

BlackRock Multi-Sector Opportunities Trust II

July 28, 2021

SUPP_XMSAX_0721